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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                                 Hot Topic, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    441339108
                             ----------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement ?. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  -0-
                              --------------------------------------------------
     NUMBER OF SHARES         6   SHARED VOTING POWER

    BENEFICIALLY OWNED            593,489
                              --------------------------------------------------
    BY EACH REPORTING         7   SOLE DISPOSITIVE POWER

       PERSON WITH                -0-
                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  593,489
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       593,489
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.5%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Bank of America NT&SA


--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER


   NUMBER OF SHARES               -0-
                              --------------------------------------------------
                              6   SHARED VOTING POWER
 BENEFICIALLY OWNED

                                  509,797
 BY EACH REPORTING            --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER

     PERSON WITH
                                  -0-
                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  509,797
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       509,797
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.7%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       BK
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      BankAmerica Ventures

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER


      NUMBER OF SHARES          -0-
                              --------------------------------------------------
                              6   SHARED VOTING POWER
   BENEFICIALLY OWNED

                                  505,017
   BY EACH REPORTING          --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER

      PERSON WITH
                                  -0-
                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  505,017
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       505,017
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.6%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*


       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      BA Venture Partners I
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER
      NUMBER OF SHARES

     BENEFICIALLY OWNED           -0-
                              --------------------------------------------------
     BY EACH REPORTING        6   SHARED VOTING POWER

       PERSON WITH
                                  50,501
                              --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  -0-
                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  50,501
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       50,501
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.1%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*


       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      James D. Murphy

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER
      NUMBER OF SHARES

     BENEFICIALLY OWNED           -0-
                              --------------------------------------------------
     BY EACH REPORTING        6   SHARED VOTING POWER

        PERSON WITH
                                  50,501
                              --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  -0-
                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  50,501
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       50,501
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Jess Marzak

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER
      NUMBER OF SHARES

     BENEFICIALLY OWNED           -0-
                              --------------------------------------------------
     BY EACH REPORTING        6   SHARED VOTING POWER

        PERSON WITH
                                  50,501
                              --------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  -0-
                              --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  50,501
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       50,501
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Anchie Kuo

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)   [_]
                                                             (b)   [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER
      NUMBER OF SHARES

     BENEFICIALLY OWNED           -0-
                             ---------------------------------------------------
      BY EACH REPORTING       6   SHARED VOTING POWER

       PERSON WITH
                                  50,501
                             ---------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  -0-
                             ---------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  50,501
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       50,501
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*


       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Robert Obuch

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [_]
                                                             (b)  [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER
      NUMBER OF SHARES

     BENEFICIALLY OWNED           -0-
                             ---------------------------------------------------
      BY EACH REPORTING       6   SHARED VOTING POWER

       PERSON WITH
                                  50,501
                             ---------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  -0-
                             ---------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  50,501
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       50,501
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*


       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------------
CUSIP No. 441339108                                            13G
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Rory O'Driscoll

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [_]
                                                             (b)  [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY



--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

      NUMBER OF SHARES
                                  -0-
     BENEFICIALLY OWNED      ---------------------------------------------------
                              6   SHARED VOTING POWER
      BY EACH REPORTING

       PERSON WITH                50,501
                             ---------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  -0-
                             ---------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  50,501
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       50,501
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.1%

--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*


       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1     (a)      Name of Issuer:                 Hot Topic, Inc.

           (b)      Address of Issuer's Principal   3410 Pomona Boulevard
                    Executive Offices:              Pomona, CA  91768

Item 2     (a)      Names of Person Filing:         BankAmerica Corporation
                                                       ("BAC")
                                                    Bank of America NT&SA
                                                       ("BANTSA")
                                                    BankAmerica Ventures ("BAV")
                                                    BA Venture Partners I
                                                       ("BAVPI")
                                                    James D. Murphy
                                                    Jess Marzak
                                                    Anchie Kuo
                                                    Robert Obuch
                                                    Rory O'Driscoll

           (b)      Address of Principal Business   (For BAC and BANTSA)
                    Offices:                        555 California Street
                                                    San Francisco, CA  94104

                                                    (For BAV, BAVPI and
                                                    individuals)
                                                    950 Tower Lane, Suite 700
                                                    Foster City, CA 94404

           (c)      Citizenship:                    BAC is organized under the
                                                    laws of Delaware. BAV is
                                                    organized under the laws of
                                                    California. BANTSA is a
                                                    national banking association
                                                    organized under the laws of
                                                    the United States. BAVPI is
                                                    organized under the laws of
                                                    Delaware. The individual
                                                    filers are citizens of the
                                                    United States.

           (d)      Title of Class of Securities:   Common Stock

           (e)      CUSIP Number:                   441339108

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a*:

                    (a) [_] Broker or Dealer registered under Section 15 of the Act

                    (b) [X]     Bank as defined in Section 3(a)(6) of the Act

                    (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act

                    (d) [_] Investment Company registered under Section 8 of the Investment Company Act

                    (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

                    (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

                    (g) [X]     Parent Holding Company, in accordance with
                                (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

                    (h) [_]     Group, in accordance with (S)240.13d-
                                1(b)(1)(ii)(H)

Item 4              Ownership**

                    (a)    Amount Beneficially Owned:
                                   BAC                                593,489
                     *             BANTSA                             509,797
                                   BAV                                505,017

------------------
* This filing is being made primarily under Rule 13d-1(c). On October 1, 1997, BAC acquired Robertson, Stephens & Company, Inc. ("RS"), which comprises a registered broker-dealer, a registered investment adviser (Robertson, Stephens and Company Investment Management, L.P. ("RSCIMLP")) and registered investment companies managed by the investment adviser. As to shares acquired by BANTSA since the original filing, and shares attributed to RS, this filing is also being made pursuant to Rules 13d-1(b) and 13d-2(b).

** By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

                            BAVPI                                        50,501
                            James D. Murphy                              50,501
                            Jess Marzak                                  50,501
                            Anchie Kuo                                   50,501
                            Robert Obuch                                 50,501
                            Rory O'Driscoll                              50,501
                            Other***                                     83,692

             (b) Percent of Class:
                            BAC                                            12.5%
                            BANTSA                                         10.7%
                            BAV                                            10.6%
                            BAVPI                                           1.1%
                            James D. Murphy                                 1.1%
                            Jess Marzak                                     1.1%
                            Anchie Kuo                                      1.1%
                            Robert Obuch                                    1.1%
                            Rory O'Driscoll                                 1.1%
                            Other                                           1.8%

             (c) Number of shares as to which such person has:

                 (i)        sole power to vote or direct the vote:
                            BAC                                               0
                            BANTSA                                            0
                            BAV                                               0
                            BAVPI                                             0
                            James D. Murphy                                   0
                            Jess Marzak                                       0
                            Anchie Kuo                                        0
                            Robert Obuch                                      0
                            Rory O'Driscoll                                   0
                            Other                                             0

                 (ii)       shared power to vote or direct the vote:
                            BAC                                         593,489
                            BANTSA                                      509,797
                            BAV                                         505,017
                            BAVPI                                        50,501
                            James D. Murphy                              50,501
                            Jess Marzak                                  50,501
                            Anchie Kuo                                   50,501
                            Robert Obuch                                 50,501

---------------------
*** Beneficially owned by a registered investment company managed by RSCIMLP. Also includes shares held by BankAmerica Capital Corp., a subsidiary of BankAmerica Financial, Inc. which is a susidiary of BAC.

                            Rory O'Driscoll                              50,501
                            Other                                        83,692

                 (iii)      sole power to dispose or
                            direct the disposition of:
                            BAC                                               0
                            BANTSA                                            0
                            BAV                                               0
                            BAVPI                                             0
                            James D. Murphy                                   0
                            Jess Marzak                                       0
                            Anchie Kuo                                        0
                            Robert Obuch                                      0
                            Rory O'Driscoll                                   0
                            Other                                             0


                 (iv)      shared power to dispose or
                           direct the disposition of:
                           BAC                                          593,489
                           BANTSA                                       509,797
                           BAV                                          505,017
                           BAVPI                                         50,501
                           James D. Murphy                               50,501
                           Jess Marzak                                   50,501
                           Anchie Kuo                                    50,501
                           Robert Obuch                                  50,501
                           Rory O'Driscoll                               50,501
                           Other                                         83,692

Item 5       Ownership of Five Percent or Less of a Class.


             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].


Item 6       Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.

Item 7 Identification and Classification of the Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding Company.

               See Item 2. Except for BAVPI and its partners, the entities described below are direct or indirect wholly-owned subsidiaries of BAC, which is a registered bank holding company. BANTSA is a bank as defined in Section 3(a)(6) of the Act. BAV is a California corporation. BAVPI is a partnership that is related to BAV. The general partners of BAVPI are: James D. Murphy, Jess Marzak, Anchie Kuo, Robert Obuch, and Rory O'Driscoll, all residing in the state of California. Since they are partners of BAVPI, they may each be deemed to own shares in the Issuer held by BAVPI. Similarly they may be deemed to share voting and investment power among themselves and with BAVPI in these shares. Each partner disclaims beneficial ownership of such shares. See footnote *** for a description of RSCIMLP, BankAmerica Capital Corp. and BankAmerica Financial, Inc.

Item 8         Identification and Classification of Members of the Group.

               See Item 7.

Item 9         Notice of Dissolution of Group.

               Not Applicable.
Item 10        Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature
---------

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1998


     BANKAMERICA CORPORATION*

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

     BANKAMERICA VENTURES*



*By: /s/ VENRICE R. PALMER

        Venrice R. Palmer
        Senior Counsel of Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc.)



INDIVIDUALLY, AND ON BEHALF OF BA VENTURE PARTNERS I:

James D. Murphy   /s/ James D. Murphy         Dated:  February  9, 1998
                  --------------------
Jess Marzak       /s/ Jess Marzak             Dated:  February  9, 1998
                  --------------------
Anchie Kuo        /s/ Anchie Kuo              Dated:  February  9, 1998
                  --------------------
Robert Obuch      /s/ Robert Obuch            Dated:  February  9, 1998
                  --------------------
Rory O'Driscoll   /s/ Rory O'Driscoll         Dated:  February  9, 1998
                  --------------------

                                   EXHIBIT A

                            Joint Filing Agreement
                            ----------------------

        The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 9, 1998


       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

       BANKAMERICA VENTURES*





*By:   /s/ VENRICE R. PALMER

       Venrice R. Palmer
       Senior Counsel of Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc.)

INDIVIDUALLY, AND ON BEHALF OF BA VENTURE PARTNERS I:


James D. Murphy   /s/ James D. Murphy         Dated:  February  9, 1998
                  --------------------
Jess Marzak       /s/ Jess Marzak             Dated:  February  9, 1998
                  --------------------
Anchie Kuo        /s/ Anchie Kuo              Dated:  February  9, 1998
                  --------------------
Robert Obuch      /s/ Robert Obuch            Dated:  February  9, 1998
                  --------------------
Rory O'Driscoll   /s/ Rory O'Driscoll         Dated:  February  9, 1998
                  --------------------